SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

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Lions Gate Entertainment Corp.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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LIONS GATE ENTERTAINMENT CORP.

Suite 3123, Three Bentall Centre, 595 Burrard Street Vancouver, British Columbia V7X 1J1	4553 Glencoe Avenue, Suite 200 Marina del Rey, California 90292

NOTICE OF ANNUAL GENERAL AND EXTRAORDINARY MEETING

OF SHAREHOLDERS
To Be Held September 12, 2003

To our Shareholders:

      Our 2003 annual general and extraordinary meeting of shareholders of Lions Gate Entertainment Corp. (the “Company”) will be held at the Fairmont Waterfront Hotel, Waterfront Ballroom A, 900 Canada Place Way, Vancouver, British Columbia on Friday, September 12, 2003, beginning at 10:00 a.m., local time. At the meeting, shareholders will act on the following matters:

1. Electing directors for the ensuing year;

2. Adopting an amendment to the articles of the Company;

3. Re-appointing the auditor of the Company for the ensuing year and authorizing the directors to determine the remuneration to be paid to the auditor;

4. Considering and, if deemed appropriate, passing an ordinary resolution approving the increase of the number of common shares reserved for issuance under our Employees’ and Directors’ Equity Incentive Plan by 1,068,750 common shares;

5. Receiving the audited consolidated financial statements of the Company for the fiscal year ended March 31, 2003, together with the auditor’s report thereon; and

6. Transacting such further and other business as may properly come before the meeting and any adjournments thereof.

      Shareholders of record at the close of business on July 25, 2003 are entitled to vote at the meeting or any postponement or adjournment.

By order of the Board of Directors,

/s/ ANDRÉ LINK

André Link
Chairman of the Board

Vancouver, British Columbia

August 6, 2003

2003 ANNUAL GENERAL AND EXTRAORDINARY MEETING OF SHAREHOLDERS

OF
LIONS GATE ENTERTAINMENT CORP.

PROXY STATEMENT

       This proxy statement is part of a solicitation by the board of directors of Lions Gate Entertainment Corp. and contains information relating to our annual general and extraordinary meeting of shareholders to be held on Friday, September 12, 2003, beginning at 10:00 a.m., local time, at the Fairmont Waterfront Hotel, Waterfront Ballroom A, 900 Canada Place Way, Vancouver, British Columbia and to any postponement or adjournment.

ABOUT THE MEETING

What is the purpose of the annual general and extraordinary meeting?

      At the annual general and extraordinary meeting, shareholders will act upon the matters outlined in the accompanying notice of meeting, including the election of directors. In addition, our management will report on our performance during fiscal 2003 and respond to questions from shareholders.

Who is entitled to vote?

      Only shareholders of record at the close of business on July 25, 2003 (the “Record Date”) are entitled to receive notice of the annual general and extraordinary meeting and to vote the common shares that they held on that date at the meeting, or any postponement or adjournment of the meeting. Each outstanding common share entitles its holder to cast one vote on each matter to be voted upon.

Who can attend the meeting?

      All shareholders as of the Record Date, or their duly appointed proxies, may attend. Please note that if you hold shares in “street name,” that is, through a broker or other nominee, you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the Record Date.

What constitutes a quorum?

      The presence at the meeting, in person or by proxy, of two holders of common shares outstanding on the Record Date will constitute a quorum, permitting the meeting to conduct its business. As of the Record Date, [                    ] common shares were outstanding and entitled to vote and held by approximately [                    ] shareholders of record.

How do I vote?

      If you complete and properly sign the accompanying proxy card and return it to us, it will be voted as you direct. If you are a registered shareholder and you attend the meeting, you may deliver your completed proxy card in person. “Street name” shareholders who wish to vote at the meeting will need to obtain a proxy from the institution that holds their shares. Before the annual general and extraordinary meeting, we will select one or more scrutineers. These scrutineers will determine the number of common shares represented at the meeting, the existence of a quorum and the validity of proxies, will count the ballots and votes and will determine and report the results to us.

      If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions in the form required by such broker or nominee, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. If you wish such shares to be voted, you must contact your broker or nominee immediately to ensure that your instructions are properly received and recorded.

What classes of shares can be voted?

      Each common share outstanding as of the Record Date is entitled to vote on all items being voted on at the annual general and extraordinary meeting. On the Record Date, we had [                    ] common shares outstanding. In addition, the holders of our Series A preferred shares have certain nomination rights with respect to the business described in Proposal 1.

Can I change my vote after I return my proxy card?

      Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with our Secretary either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

What are the board’s recommendations?

      The enclosed proxy is solicited on behalf of the board of directors. Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of our board of directors set forth with the description of each item in this proxy statement. In summary, the board of directors recommends a vote:

•	FOR the election of the nominated slate of directors (see pages 6 to 9);

•	FOR the adoption of the amendment to our articles (see page 10);

•	FOR the re-appointment of Ernst & Young LLP as our auditors (see page 11)

•	FOR resolution approving the increase of the number of common shares reserved for issuance under our Employees’ and Directors’ Equity Incentive Plan by 1,068,750 common shares (see page 12).

      The board of directors does not know of any other matters that may be brought before the meeting nor does it foresee or have reason to believe that the proxy holders will have to vote for substitute or alternate board nominees. If any other matter should properly come before the meeting or any nominee is not available for election, the proxy holders will vote as recommended by the board of directors or, if no recommendation is given, in accordance with their best judgment.

What vote is required to approve each item?

      Approval of any item, except for Proposal 2, that may properly come before the meeting requires the affirmative vote of a majority of the shares of common stock present or represented by proxy, unless otherwise required by law. Approval of Proposal 2 requires the affirmative vote of 75% of the votes cast. Abstentions and broker non-votes will not be counted in determining the number of shares necessary for approval.

Who pays for the preparation of the proxy statement?

      We will pay the cost of preparing, assembling and mailing the proxy statement, notice of meeting and enclosed proxy card. In addition to the use of mail, our employees may solicit proxies personally and by telephone. Our employees will receive no compensation for soliciting proxies other than their regular salaries. We may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy materials to their principals and to request authority for the execution of proxies and we may reimburse those persons for their expenses incurred in connection with these activities. We will compensate only independent third-party agents that are not affiliated with us but who solicit proxies. At this time, we do not anticipate that we will be retaining a third-party solicitation firm, but should we determine, in the future, that it is in our best interests to do so, we will retain a solicitation firm and pay all costs and expenses associated with retaining this solicitation firm.

May I propose actions for consideration at next year’s annual meeting of shareholders?

      Yes. For your proposal to be considered for inclusion in our proxy statement for next year’s annual meeting, we must receive your written proposal no later than March 28, 2004. You should also be aware that your proposal must comply with U.S. Securities and Exchange Commission regulations regarding inclusion of shareholder proposals in company-sponsored proxy materials. Shareholder proposals submitted outside the proxy process (i.e., a proposal to be presented at the next annual meeting of shareholders but not submitted for inclusion in our proxy statement for that meeting) must be received by our corporate Secretary no later than June 11, 2004.

      In addition, we are required under the laws of our jurisdiction of incorporation to publish in prescribed manner an advance notice of a meeting to elect directors not less than 56 days before it holds such meeting. This advanced notice is to include an invitation for written nominations for directors signed by shareholders holding in aggregate not less than 10% of our common shares. The advanced notice is also to state that any nominations delivered to the registered office not less than 35 days before the meeting date will be included in our proxy statement.

      The approximate date that this proxy statement and the enclosed form of proxy are first being sent to shareholders is August 6, 2003. You should review this information in conjunction with our 2003 Annual Report to Shareholders, which accompanies this proxy statement. Our head office is located at Suite 3123, Three Bentall Centre, 595 Burrard Street, Vancouver, British Columbia V7X 1J1, and our telephone number there is (604) 609-6100. Our principal executive offices are located at our head office and at 4553 Glencoe Avenue, Suite 200, Marina del Rey, California 90292; (310) 314-2000.

SECURITY OWNERSHIP

      The following table presents certain information about beneficial ownership of our common shares as of July 25, 2003, by (1) each person (or group of affiliated persons) who is known by us to own beneficially more than 5% of our common shares, (2) each director and nominee for director and each officer named on the Executive Officer Compensation Table, and (3) all directors and executive officers as a group. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all common shares shown as beneficially owned by them, subject to community property laws, where applicable.

Name of Beneficial Owner(1)	Number of Shares	Percent of Total

Capital Research and Management Company(2)	4,152,850
Fidelity Management and Research Company(3)	6,475,000
Mark Amin(4)	2,572,260
Thomas Augsberger(5)	33,333	*
Michael Burns(6)	718,087
Drew Craig(7)	50,000	*
David Doerksen(8)	16,667	*
John Dellaverson(9)	255,000	*
Arthur Evrensel(10)	37,183	*
Jon Feltheimer(11)	1,046,854
Gordon Keep(12)	283,878	*
Morley Koffman(13)	55,700	*
Patrick Lavelle(14)	51,000	*
André Link(15)	1,188,031
Harald Ludwig(16)	251,000	*
Gary Newton(17)	16,667	*
G. Scott Paterson(18)	202,300	*

Name of Beneficial Owner(1)	Number of Shares	Percent of Total

Jeff Sagansky(19)	16,667	*
E. Duff Scott(20)	43,333	*
Harry Sloan(21)	46,533	*
Mitchell Wolfe(22)	16,667	*
Marni Wieshofer(23)	175,000	*
All executive officers and directors as a group (22 persons)	7,194,493

*	Less than 1%

(1)	The addresses for the listed beneficial owners are as follows: for Capital Research and Management Company, 333 South Hope St., Los Angeles, California 90071; for Fidelity Management and Research Company, 82 Devonshire St., Boston, Massachusetts 02109-3614; for each other listed individual c/o the Company, Suite 3123, Three Bentall Centre, 595 Burrard Street, Vancouver, British Columbia, V7X 1J1.

(2)	Includes (a) 572,000 shares from the possible conversion of the Series A preferred shares and (b) 237,150 shares from warrants exercisable into shares. This information is based solely on a Schedule 13G, filed February 13, 2003 with the Securities and Exchange Commission by Capital Research and Management Company.

(3)	The information is based solely on a Schedule 13G, filed February 13, 2003 with the Securities and Exchange Commission by Fidelity Management and Research Company.

(4)	Mr. Amin acquired the shares from us on October 13, 2000. Of the 2,572,260 shares, Mr. Amin beneficially owns 2,438,285 shares and disclaims beneficial ownership of 133,975 shares held by Mr. Amin as the trustee of the Reza Amin Irrevocable Trust. Shares beneficially owned by Mr. Amin include 125,000 shares subject to options that are fully exercisable or that vest and will become exercisable on or before September 23, 2003.

(5)	Includes 33,333 shares subject to options that are fully exercisable or will vest and become exercisable on or before September 23, 2003.

(6)	Includes (a) 225,000 shares subject to options that are fully exercisable or will vest and become that are fully exercisable or will vest and become exercisable on or before September 23, 2003, (b) 105,000 shares from the possible conversion of the Series A preferred shares and (c) 43,987 shares from warrants exercisable into shares.

(7)	Includes 50,000 shares subject to options that are fully exercisable or will vest and become exercisable on or before September 23, 2003.

(8)	Includes 16,667 shares subject to options that are fully exercisable or will vest and become exercisable on or before September 23, 2003.

(9)	Includes 100,000 shares subject to options that are fully exercisable or will vest and become exercisable on or before September 23, 2003. Mr. Dellaverson resigned his position with the company effective March 31, 2003.

(10)	Includes 33,333 shares subject to options that are fully exercisable or will vest and become exercisable on or before September 23, 2003.

(11)	Includes (a) 789,666 shares subject to options that are fully exercisable or will vest and become exercisable on or before September 23, 2003, (b) 107,000 shares from the possible conversion of the Series A preferred shares and (c) 43,988 from warrants exercisable into shares.

(12)	Includes (a) 175,000 shares subject to options that are fully exercisable or will vest and become exercisable on or before September 23, 2003, (b) 24,691 shares from the possible conversion of a debenture, (c) 23,115 shares from the possible conversion of a debenture owned by his spouse, and (d) 53,000 shares held by his spouse. Mr. Keep disclaims beneficial ownership of the 23,115 shares from the debentures and the 53,000 shares held by his spouse.

(13)	Includes 50,000 shares subject to options that are fully exercisable or will vest and become exercisable on or before September 23, 2003.

(14)	Includes (a) 50,000 shares subject to options that are fully exercisable or will vest and become exercisable on or before September 23, 2003 and (b) 1,000 shares held by his spouse. Mr. Lavelle disclaims beneficial ownership of the 1,000 shares held by his spouse.

(15)	Includes (a) 100,000 shares subject to options that are fully exercisable or will vest and become exercisable on or before September 23, 2003 and (b) 1,088,031 shares held by Cinepix Inc., which is 50% owned by Mr. Link

(16)	Includes 50,000 shares subject to options that are fully exercisable or will vest and become exercisable on or before September 23, 2003.

(17)	Includes 16,667 shares subject to options that are fully exercisable or will vest and become exercisable on or before September 23, 2003.

(18)	Includes 50,000 shares subject to options that are fully exercisable or will vest and become exercisable on or before September 23, 2003.

(19)	Includes 16,667 shares subject to options that are fully exercisable or will vest and become exercisable on or before September 23, 2003.

(20)	Includes 33,333 shares subject to options that are fully exercisable or will vest and become exercisable on or before September 23, 2003.

(21)	Includes 33,333 shares subject to options that are fully exercisable or will vest and become exercisable on or before September 23, 2003.

(22)	Includes 16,667 shares subject to options that are fully exercisable or will vest and become exercisable on or before September 23, 2003.

(23)	Includes 175,000 shares subject to options that are fully exercisable or will vest and become exercisable on or before September 23, 2003.

PROPOSAL 1

ELECTION OF DIRECTORS; NOMINEES AND CONTINUING DIRECTORS

      On July 3, 2003, as permitted by Canadian law and our articles, our board resolved to set the number of directors at fifteen for the ensuing year. Our board of directors is limited by our articles to a minimum of five directors and a maximum of eighteen directors. At our annual and extraordinary meeting held on September 26, 2000, the shareholders approved certain amendments to our articles, which included the creation of special rights and restrictions attached to our Series A preferred shares. Among the current rights conferred to holders of the Series A preferred shares is the right to nominate a Canadian resident for election to our board of directors by the holders of common shares. The holders of Series A preferred shares have nominated Gordon Keep to stand for election to the board of directors. However, because the outstanding Series A preferred shares no longer have an aggregate issue price equal to or greater than US$10 million, the Series A holders do not have the right to elect, voting separately as a class, any of our directors. Our articles also provide that the holder of our Series B preferred shares is entitled to elect one member of the board of directors, who shall be Mark Amin (and only Mark Amin), so long as any Series B preferred shares are outstanding and Mr. Amin is legally qualified to serve on the board of directors. Mr. Amin, as the sole holder of Series B preferred shares, has elected himself as a director, and will continue to serve as such until our 2004 annual meeting of shareholders, subject to the terms of our articles.

      Set forth below is certain information concerning our current directors standing for re-election or that have already been elected.

Name and Place of Residence	Position	Age(1)

Mark Amin(3)	Vice Chairman of the Board and Director	53
Los Angeles, California
Michael Burns(4)	Vice Chairman and Director	44
Los Angeles, California
Drew Craig	Director	44
Calgary, Alberta
Arthur Evrensel(3)	Director	45
North Vancouver, British Columbia
Jon Feltheimer	Chief Executive Officer and Director	51
Los Angeles, California
Gordon Keep	Senior Vice President, Secretary and	46
Vancouver, British Columbia	Director
Morley Koffman(2)(4)	Director	73
Vancouver, British Columbia
Patrick Lavelle(3)	Director	64
Toronto, Ontario
André Link	President, Chairman of the Board and	70
Montréal, Québec	Director
Harald Ludwig(3)	Vice Chairman of the Board and Director	48
West Vancouver, British Columbia
Gary Newton(2)	Director	51
Montréal, Québec
G. Scott Paterson(2)	Director	39
Toronto, Ontario
Jeff Sagansky	Director	51
New York, New York

Name and Place of Residence	Position	Age(1)

Harry Sloan	Director	53
Bel Air, California
Mitchell Wolfe(4)	Director	51
Toronto, Ontario

(1)	As of July 2, 2003.

(2)	Member of Audit Committee.

(3)	Member of Compensation Committee.

(4)	Member of Corporate Governance and Nominating Committee.

Nominees for Directors

      The nominees of our management and our Series A preferred shareholders set out below, if elected at the annual general and extraordinary meeting, will serve until our 2004 annual meeting of shareholders, or until his successor is duly elected or appointed, unless his office is earlier vacated in accordance with our articles.

      The following nominees have consented to serve on our board of directors and the board of directors has no reason to believe that they will not serve if elected. However, if any of them should become unavailable to serve as a director, and if the board of directors has designated a substitute nominee, the persons named as proxies will vote for this substitute nominee.

      Michael Burns. Mr. Burns has been our Vice Chairman since March 2000. From 1991 to March 2000, Mr. Burns served as Managing Director and Head of Prudential Securities Inc.’s Los Angeles Investment Banking Office. Mr. Burns became a director in August 1999. Mr. Burns is Chairman and a director of Novica.com.

      Drew Craig. Mr. Craig became a director in September 2000. Mr. Craig is President and Chief Executive Officer of Craig Media Inc. Prior thereto he was President of Craig Broadcast Systems Inc. and Craig Broadcast Alberta Inc. since September 1997. Mr. Craig is a director of Craig Music & Entertainment Inc.

      Arthur Evrensel. Mr. Evrensel became a director in September 2001. Mr. Evrensel has been a partner with the law firm of Heenan Blaikie LLP since 1992.

      Jon Feltheimer. Mr. Feltheimer has been our Chief Executive Officer since March 2000. From 1997 to 1999, Mr. Feltheimer served as Executive Vice President of Sony Pictures Entertainment. Mr. Feltheimer became a director in January 2000.

      Gordon Keep. Mr. Keep has been our Senior Vice President since October 1997. From 1987 to October 1997, Mr. Keep served as Vice President, Corporate Finance of Yorkton Securities Inc. Mr. Keep has been a director since June 2000. From January 2001 to September 2002, Mr. Keep was a consultant for Endeavour Financial and from October 2002 to the present, Mr. Keep has been the Managing Director, Corporate Finance of Endeavour Financial. Mr. Keep is a director and member of the audit committees of Dunsmuir Ventures Ltd. and Adobe Ventures Inc. Mr. Keep is President, a director and a member of the audit committee of Full Riches Investments Ltd.

      Morley Koffman. Mr. Koffman has been a director since November 1997 and is a member of the Audit Committee. Mr. Koffman is a lawyer with the firm of Koffman Kalef, where he has practiced since 1993. Mr. Koffman is a director and a member of the audit committee of Anthem Properties Corp., a director, the chairman of the audit committee and a member of the executive committee of USFreightways Corporation and a director and the Chairman of the corporate governance committee of Ainsworth Lumber Co. Ltd.

      Patrick Lavelle. Mr. Lavelle has been a director since October 2000. Mr. Lavelle was Chairman and a director of Export Development Corporation, a commercial financial institution, from December 1997 to January 2002. From 1994 to December 1997, Mr. Lavelle served as Chairman of the Business Development

Bank of Canada. Mr. Lavelle is a director of Canadian Bank Note Company Limited, a director of Westport Innovations Inc., a director and a member of the audit committee of Slater Steel Inc., a director and a member of the corporate governance, audit and compensation committees of Algoma Steel, a director and a member of the audit and compensation committees of Tahera Corporation and a director and a member of the audit committee of Proprietary Industries Inc. Mr. Lavelle is Chairman of Patrick J. Lavelle & Associates. From March 2001 to March 2002, Mr. Lavelle was Chief Executive Officer of Unique Broadband Services.

      André Link. Mr. Link has been our President since April 2000 and our Chairman since May 2003. Since 1962, Mr. Link has been Chief Executive Officer of Lions Gate Films Corp. Mr. Link has been a director since November 1997.

      Harald Ludwig. Mr. Ludwig has been a director since November 1997 and our Vice Chairman of the Board since May 2003. Since 1985, Mr. Ludwig has served as President of Macluan Capital Corporation, a leverage buy-out company. Mr. Ludwig is a director and a member of the compensation committee of West Fraser Timber Limited and a director of SVC Second Ventures Limited and Compass Aerospace Limited.

      Gary Newton. Mr. Newton became a director in May 2003. Mr. Newton has been Executive Vice President of Platinum Equity LLC since 2000 and before that a Vice President of Platinum Equity LLC since 1996, and has also been President of Manac Solutions, a provider of application software for the legal profession, since 1995.

      G. Scott Paterson. Mr. Paterson has been a director since November 1997. Mr. Paterson is a merchant banker and venture capitalist. From October 1998 to December 2001 Mr. Paterson served as Chairman and Chief Executive Officer of Yorkton Securities Inc. From May 1997 to October 1998, Mr. Paterson served as President of Yorkton. He is currently a director of Rand A Technology Corp, a public company listed on the Toronto Stock Exchange, a trustee of the Art Gallery of Ontario, a governor of Ridley College and Chairman of the Merry Go Round Children’s Foundation. Mr. Paterson is the past Chairman of the Canadian Venture Exchange and a former Vice Chairman of the Toronto Stock Exchange. In December 2001, Mr. Paterson entered into a Settlement Agreement with the Ontario Securities Commission in connection with conduct that was agreed to be contrary to the public interest in connection with certain corporate finance and trading activities engaged in by Mr. Paterson and the investment dealer with which he was associated. Under the Settlement Agreement, Mr. Paterson agreed that he could not be registered under the Securities Act (Ontario) until December 19, 2003, made a voluntary payment to the Ontario Securities Commission of one million Canadian dollars, agreed to a cease trade order for a period of six months and was reprimanded, among other terms and conditions. There were no allegations of securities law breaches. No restrictions were imposed on Mr. Paterson regarding his capacity to act as an officer and/or director of public companies.

      Jeff Sagansky. Mr. Sagansky became a director in May 2003. Mr. Sagansky is Vice-Chairman and a director of Paxson Communications Corporation (PAX TV). Previously, he was Chief Executive Officer and President of PAX TV from May 1998 to December 2002.

      Harry Sloan. Mr. Sloan has been a director since September 2001. Mr. Sloan is Executive Chairman and has been a director of SBS Broadcasting SA since January 1993. Mr. Sloan was Chief Executive Officer of SBS Broadcasting SA from January 1993 until September 2001. Mr. Sloan is also a director of Zenimax, Inc.

      Mitchell Wolfe. Mr. Wolfe became a director in May 2003. Mr. Wolfe practices corporate, commercial, real estate and banking law at the Toronto law firm of Beard Winter LLP where he has been a partner since 1988.

Elected as Directors

      The following individual has been elected by the holder of our Series B preferred shares under the terms of our articles, as described above.

      Mark Amin. Mr. Amin has been our Vice Chairman of the Board since May 2003 and before that was our Vice Chairman since October 2000. From 1984 to October 2000, Mr. Amin served as Chief Executive

Officer or Chairman of Trimark Holdings, Inc., which he founded. Since 1998 Mr. Amin has been Chairman of CinemaNow, Inc. and since 2001 the owner and Chief Executive Officer of Sobini Films. Mr. Amin became a director in October 2000.

      Unless such authority is withheld, the proxies given pursuant to this solicitation will be voted FOR the election of directors.

PROPOSAL 2

AMENDMENT TO ARTICLES

      At the annual general and extraordinary meeting our common shareholders will be asked to approve an amendment to our articles. The principal changes contained in the amendment are summarized below. The following summary is qualified in its entirety by the full text of the amendment, a copy of which is included as Appendix A to this proxy statement.

      On December 21, 1999, we issued 13,000 shares of our Series A preferred shares, of which 3,790 remain issued and outstanding. Among the current rights conferred to holders of the Series A preferred shares is the right to nominate a Canadian resident for election to our board of directors by the holders of common shares. Because the outstanding Series A preferred shares no longer have an aggregate issue price equal to or greater than US$10 million, the Series A holders do not have the right to elect, voting separately as a class, any of our directors. The Series A preferred shares are entitled to cumulative dividends, as and when declared by the board of directors, payable semi-annually on the last day of March and September of each year. We may pay the dividends in cash or additional Series A preferred shares. Each holder of the Series A preferred shares may convert all, but not less than all, of the Series A preferred shares at any time into common shares at a rate of 1,000 common shares for each Series A preferred share, subject to certain anti-dilution adjustments.

      To amend our articles our common shareholders, voting as a separate class, and our Series A preferred shareholders, voting as a separate class, must approve the amendment to our articles to adjust the terms of the Series A preferred shares so that the initial conversion price of the Series A preferred shares would be changed to US$2.30 from US$2.55. If our common shareholders do not approve the amendment to our articles that will adjust to US$2.30 the initial conversion price of the Series A preferred shares, then the Series A preferred share conversion price will be adjusted to US$2.05.

      On June 9, 2003, we completed a public offering of our common shares at a price to the public of US$2.05. Our Series A Preferred shareholders agreed to waive their right to adjust their conversion price from US$2.55 to US$2.05 upon closing of the offering on the condition that we amend our articles. Our Series A Preferred shareholders, as a separate class, have voted in favor of this amendment. Because shareholders will be asked to approve the amendment to our articles, which will modify the Series A preferred shares, we incorporate by reference herein Items 7, 7A, 8 and 9 of our Annual Report on Form 10-K for the fiscal year ended March 31, 2003, filed with the U.S. Securities and Exchange Commission on June 30, 2003.

      Unless such authority is withheld, the proxies given pursuant to this solicitation will be voted FOR the adoption of the amendment to our articles.

PROPOSAL 3

RE-APPOINTMENT OF AUDITORS

      At the request of our Audit Committee Ernst & Young LLP will be nominated at the annual general and extraordinary meeting for re-appointment as auditors of the Company at a remuneration to be fixed by the Audit Committee. Ernst & Young LLP have been our auditors since August 2001.

      PricewaterhouseCoopers LLP (“PwC”) were our auditors for the fiscal year ended March 31, 2001 and had been our auditors since November 1997. On July 29, 2001, the board of directors, upon the recommendation of the Audit Committee and the Company’s senior management, requested the resignation of PwC as the Company’s auditors effective as of July 24, 2001.

      PwC’s reports on the consolidated financial statements for fiscal years ended March 31, 2001 and 2000 did not contain an adverse opinion, disclaimer of opinion, or qualification or modification as to uncertainty, audit scope or accounting principles. In addition, there were no disagreements within the meaning of Item 304(a)(1)(iv) of the Securities and Exchange Commission Regulation S-K for the fiscal years ended March 31, 2001 and 2000 and the interim period ending July 29, 2001.

      PwC has advised the Company and the Audit Committee of the following matters under Item 304(a)(1)(v):

1. The Company does not presently have procedures that are effective in ensuring that the information relevant to international sales revenue recognition is collected and reported to ensure that the timing of certain revenue recognition is appropriate.

2. A number of material adjustments recorded by management were identified by the auditors during the audit. The auditors advised that while internal controls over systems were adequate, lack of timely monitoring controls over systems output and accounting entries, such as reconciliations of account balances, analysis and review of transactions, balances and adjustments, may have contributed to the number of adjustments. The auditors have advised that they were not able to determine whether the matters raised were related solely to significant events that occurred during the year ended March 31, 2001 as the auditors were dismissed upon completion of the audit for the year ended March 31, 2001.

3. The Company should undertake additional training and support of its accounting employees and management to ensure employees and management are able to fulfill their assigned functions.

      In response to PwC’s comment 1, the Company continues to monitor its international sales revenue recognition practices in light of the Company’s ongoing development.

      In response to PwC’s comment 2, the Company notes again that PwC advised the Audit Committee at the conclusion of its audit that the internal controls at the Company were adequate, however, management acknowledges that certain processes could be improved upon. The Company is committed to a strong internal control environment and related processes.

      In response to PwC’s comment 3, the Company notes that in fiscal 2001 it had grown substantially and as the Company continues to grow, it will continue to hire and train staff to support the accounting function.

      The Company has filed PwC’s letter to the SEC and Canadian commissions as an Exhibit to its Report on Form 8-K/ A filed September 4, 2001.

      The board of directors hired Ernst & Young LLP to replace PwC as the Company’s independent auditors effective August 18, 2001.

      Representatives of Ernst & Young LLP are expected to be present at the annual general and extraordinary meeting. They will have the opportunity to address the audience of the meeting and will be available to answer appropriate questions from shareholders.

      Unless such authority is withheld, the proxies given pursuant to this solicitation will be voted FOR the re-appointment of Ernst & Young LLP, Chartered Accountants, as the auditors of the Company to hold office until the close of the next annual meeting, or until a successor is appointed, at a remuneration to be determined by the directors. The board of directors recommends their re-appointment.

PROPOSAL 4

AMENDMENT TO EMPLOYEES’ AND DIRECTORS’ EQUITY INCENTIVE PLAN

      At the meeting, the shareholders will be asked to consider, and if deemed advisable, approve an amendment to our Employees’ and Directors’ Equity Incentive Plan (the “Plan”) which authorizes the board of directors to issue various equity based incentives to our directors, officers, employees and providers. The Plan was last amended at our annual meeting of shareholders held on September 12, 2001 when the number of common shares reserved for issuance under the Plan was increased to 8,000,000 common shares. A copy of the Plan is included as Appendix B to this proxy statement.

      The board of directors wishes to increase the number of common shares available under the Plan by 1,068,750 common shares so that a maximum of 9,000,000 million common shares will be available for issuance upon exercise of stock options and other equity incentives under the Plan.

      The following table summarizes the transactions in the Plan since June 30, 2001.

Common shares available under the Plan	8,000,000
Less: Common shares issued pursuant to the exercise of stock options, since June 30, 2001 to June 30, 2003	(68,750)

Number of common shares reserved for issuance under the Plan	7,931,250
Plus: Proposed increase	1,068,750

Number of common shares available for granting under the Plan if amendment is approved	9,000,000

      The board of directors confirms that in accordance with the provisions of the Plan previously approved by the shareholders, at no time will the number of common shares reserved for issuance to insiders under outstanding stock options exceed 10%, or the number of common shares reserved for issuance to any participant in the Plan exceed 5%, of the total issued and outstanding common shares without shareholder approval.

      The above changes will also require and are subject to the approval of the TSX and the American Stock Exchange (“AMEX”).

Summary of the Plan as Proposed to be Amended

      A summary of the material features of the proposed amended Plan follows. This summary is qualified in its entirety by reference to the full text of the Plan.

General:

      The aggregate number of common shares that, without shareholder approval:

•	may be issued under the Plan shall not exceed 9,000,000;

•	may be reserved for issuance to insiders for options granted under the Plan shall not exceed 10% of the Company’s issued and outstanding common shares;

•	may be issued to insiders for options granted under the Plan within any one-year period shall not exceed 10% of the Company’s issued and outstanding common shares;

•	may be issued to an insider and his or her associates for options granted under the Plan within any one-year period shall not exceed 5% of the Company’s issued and outstanding common shares; and

•	may be reserved for issuance to any participant shall not exceed 5% of the Company’s issued and outstanding common shares.

      The board of directors will have the right, in its absolute discretion, to amend, modify or terminate the Plan at any time after its implementation. However, any Plan amendment that would materially increase the

Plan benefits, materially modify the eligibility requirements for participation in the Plan or materially change the number of common shares that may be issued or reserved for issuance under the Plan will be effective only upon the approval of the shareholders of the Company, the approval of any regulatory body having jurisdiction over the Company’s securities and the approval of any stock exchange.

      As of July 25, 2003, the market price of the Company’s common shares was [US$                    ] per share.

Share Option Plan:

      The Plan authorizes the board of directors to grant options to acquire the Company’s common shares, subject to the adjustment in the event of a subdivision or consolidation of such common shares, an amalgamation of the Company or other event affecting the Company’s common shares.

      Participation in the Plan will be limited to directors, officers, employees and service providers of the Company and its affiliates who the board of directors believes are in a position to contribute to the future growth and success of the Company. Approximately 300 persons are eligible to participate in the Plan.

      In determining the number or value of optioned common shares that may be granted to each participant pursuant to an option, consideration will be given to the participant’s present and potential contribution to the success of the Company and to any prevailing policies of the principal stock exchange on which the common shares are listed or approved for listing (the “Stock Exchange”). The date of grant, the number of common shares, the exercise price per common share, the vesting period and any other terms and conditions of options granted pursuant to the Plan will be determined by the board of directors subject always to the express provisions of the Plan. The exercise price of any such option will be not less than the fair market value per common share on the date of grant based upon:

(i) the weighted average price of the common shares on the Stock Exchange for the five trading days preceding the date of grant; or

(ii) the good faith determination by the board of directors of the fair market value of the common shares, if such common shares are not then listed on the Stock Exchange.

      Options are not transferable except by will or by the laws of descent and distribution. Options will generally have a five-year term. Unless otherwise determined by the board of directors, options will become exercisable incrementally over a period of three years from the date of grant, as to one-third of the total number of common shares under option in each such year. The right to exercise an option may be accelerated in the event a takeover bid in respect of the common shares is made. If a participant dies, the person or persons to whom such participant’s rights pass will have six months to exercise the participant’s vested options. Subject to the board of directors’ discretion, a participant who is terminated as an employee or director for cause forfeits all of his or her options. If a participant is terminated as an employee or director without cause, the participant will have six months to exercise all of his or her vested options unless determined otherwise by the board of directors.

      The board of directors may, subject to applicable law, authorize the Company to make loans to employees to assist them in exercising options. Such loans will be made at prevailing market interest rates and have terms not in excess of one year. The terms of any such loans will include security, in favor of the Company, in the common shares issued upon exercise of the options.

      Share appreciation rights may also be granted, at the discretion of the board of directors of the Company, to directors, officers, employees and service providers in conjunction with the grant of an option. Such rights entitle an optionee who is entitled to exercise his option to elect to terminate such option and receive, in lieu thereof, the number of common shares which is equal to the aggregate sum of the difference between the then fair market value per share and the option price per common share in respect of all common shares under the option divided by the then fair market value per share.

Share Bonus Plan:

      The Plan permits the board of directors to authorize the issuance, from time to time, of common shares for no cash consideration, to employees of the Company and its affiliates, upon the fulfillment of criteria the board of directors determines is indicative of a significant benefit to the Company through the efforts of the employee. The Plan provides for the issuance of a maximum of 250,000 common shares in respect of bonus awards.

Share Purchase Plan:

      The Plan permits the board of directors to authorize the purchase of common shares by employees of the Company and its affiliates of up to 10% of an employee’s annual basic salary with 100% matching contributions by the Company. The board of directors has not authorized any such plan.

      At the meeting, the shareholders will be asked to consider and, if deemed advisable, to approve the following resolution to amend the Plan:

“BE IT RESOLVED, as an ordinary resolution that an amendment of the Employees’ and Directors’ Equity Incentive Plan (the “Plan”) of the Company to increase the maximum number of common shares which may be issued thereunder by 1,068,750 common shares, be and the same is hereby approved and authorized.”

INFORMATION REGARDING THE BOARD OF DIRECTORS AND

COMMITTEES OF THE BOARD OF DIRECTORS

      The board of directors held a total of seven meetings in fiscal 2003 and took a number of actions by unanimous written consent. Except for Messrs. Craig, Houssian, Ludwig and Scott, each director attended at least 75% of the total number of meetings of the board of directors and committees on which he served.

Board Committees and Responsibilities

      The board of directors has a standing Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee. Messrs. Koffman, Newton and Paterson are the current members of our Audit Committee and all the members are independent directors. This committee held six meetings during fiscal 2003. The duties and responsibilities of the Audit Committee include (i) recommending to the shareholders the appointment of our auditors and any termination of our auditors, (ii) reviewing the plan and scope of audits, (iii) reviewing our significant accounting policies and internal controls and (iv) having general responsibility for all audit related matters. The Audit Committee is governed by a written charter approved by our board of directors.

      Messrs. Amin, Evrensel, Lavelle and Ludwig are the current members of our Compensation Committee. This committee held two meetings during fiscal 2003. The Compensation Committee reviews and approves the compensation of our chief executive officer, administers our Employees’ and Directors’ Equity Incentive Plan and periodically reviews the adequacy and form of compensation of directors.

      Messrs. Burns, Koffman, Scott and Wolfe are the current members of our Corporate Governance and Nominating Committee, which held one meeting during fiscal 2003. The Corporate Governance and Nominating Committee is responsible for developing our corporate governance system and for reviewing proposed new members of our board of directors. Our Corporate Governance and Nominating Committee does not consider nominees recommended by security holders.

Director Compensation

      Persons elected at our annual meetings as directors and who hold no executive office with us or any of our affiliates are entitled to receive an annual retainer of US$5,000 and a further retainer of US$2,500 if such director acts as a chairman of a committee of directors. Also, each non-executive director is entitled to receive a fee of US$500 per meeting of the directors or any committee thereof, and to be reimbursed for reasonable fees and expenses incurred in connection with their service as directors. During the last fiscal year, 13 directors received the annual retainer. Non-employee directors are granted options to purchase 50,000 common shares when they join the board of directors. In fiscal 2003 we granted options to purchase 250,000 common shares to persons who served as directors during that period pursuant to our Employees’ and Directors’ Equity Incentive Plan.

MANAGEMENT

      The following is a list of our executive officers followed by their biographical information (other than Messrs. Burns, Feltheimer, Keep, and Link whose biographical information appears on pages 7 and 8).

Name	Age(1)	Position

Michael Burns	44	Vice Chairman and Director
Jon Feltheimer	51	Chief Executive Officer and Director
James Keegan	45	Chief Administrative Officer and Chief Financial Officer
Gordon Keep	46	Senior Vice President, Secretary and Director
Wayne Levin	39	Executive Vice President, Legal & Business Affairs
André Link	70	President and Chairman of the Board
Marni Wieshofer	39	Executive Vice President, Corporate Development

(1)	As of July 2, 2003.

      James Keegan. Mr. Keegan has been our Chief Administrative Officer since April 2002 and our Chief Financial Officer since September 2002. From September 1998 to April 2002, Mr. Keegan was the Chief Financial Officer of Artisan Entertainment Inc. From April 1989 to March 1990, he was Controller of Trimark Holdings, Inc. and from March 1990 to August 1998, he was the Chief Financial Officer of Trimark Holdings, Inc.

      Wayne Levin. Mr. Levin has been our Executive Vice President, Legal and Business Affairs since November 2000. He worked for Trimark Holdings, Inc. from September 1996 to November 2000, first as Director of Legal and Business Affairs from 1996 to 1998 and then as General Counsel and Vice President from 1998 to 2000.

      Marni Wieshofer. Ms. Wieshofer has been our Executive Vice President, Corporate Development since September 2002. From April 1999 until September 2002. Ms. Wieshofer served as our Chief Financial Officer. From February 1999 to April 1999, Ms. Wieshofer was our Vice President, Finance. From October 1995 to January 1999, Ms. Wieshofer served as Vice President, Finance of Alliance Atlantis Communications Inc., an entertainment company.

Appointment of Executive Officers

      Our officers are appointed and, subject to employment agreements, serve at the discretion of our board of directors.

EXECUTIVE COMPENSATION

      The following table summarizes the compensation paid or accrued to our Chief Executive Officer and our four next most highly compensated executive officers who served as executive officers and whose salary plus bonus exceeded US$100,000 (the “Named Executive Officers”). The position identified in the table for each person is their current position with us unless we indicate otherwise.

Summary Compensation Table

					Long Term
Officer		Annual Compensation			Compensation(1)

				Other Annual	Securities Underlying
		Salary	Bonus	Compensation	Options/SARs
Name and Position	Year	(US$)	(US$)	(US$)	(#)

Jon Feltheimer,	2003	750,000	— (2)	—	—
Chief Executive Officer	2002	750,000	150,000	—	375,000 (3)
	2001	562,500	250,000	6,176	1,000,000
Mark Amin,	2003	500,000	—	—	—
Vice Chairman	2002	500,000	—	—	—
	2001	243,000	—	—	1,360,000
Michael Burns,	2003	300,000	150,000	13,332	75,000
Vice Chairman	2002	300,000	100,000	—	375,000 (3)
	2001	500,000	346,000	—	—
John Dellaverson,	2003	300,000	39,000	—	—
Executive Vice President	2002	300,000	—	—	—
	2001	250,000	—	—	100,000
Marni Wieshofer,	2003	250,000	20,000	126,000	—
Executive Vice President,	2002	250,000	—	60,000	—
Corporate Development(4)	2001	197,000	25,000	36,000	75,000

(1)	We have not granted any Restricted Shares Awards or LTIPs to any of the Named Executive Officers.

(2)	No bonus for Mr. Feltheimer has yet been agreed upon by the Compensation Committee for fiscal 2003.

(3)	Messrs. Feltheimer and Burns cancelled 375,000 stock options previously granted in fiscal 2000 and were issued 375,000 equivalent SARs in fiscal 2002 to replace the stock options.

(3)	Ms. Wieshofer was compensated in Canadian and U.S. dollars in fiscal 2001. The figures presented include Canadian dollars converted to U.S. dollars at a rate of 1.5040 Canadian dollars per U.S. dollar.

Stock Option Grants

      The following table provides details regarding stock option grants to our Named Executive Officers in fiscal 2003 pursuant to our Employees’ and Directors’ Equity Incentive Plan.

Option/ SARs Grants — Fiscal 2003

		% of Total				Potential Realizable Value at
	Number of	Options/SARs				Assumed Annual Rates of
	Securities	Granted to				Stock Price Appreciation for
	Underlying	Employees	Exercise			Option Term
	Options/SARs	in Fiscal	Price Per
Name	Granted(#)	Year	Share		Expiration Date	5%		10%

Michael Burns	75,000	4.9%	US$	2.55	September 10, 2007	US$	17,250	US$	71,250

Option Exercises and Holdings

      The following table provides information for the Named Executive Officers concerning options they exercised during fiscal 2003 and unexercised options that they held at the end of fiscal 2003.

Aggregated Option/ SARs Exercises in Fiscal 2003 and Fiscal Year-End Option/ SARs Values

			Number of Securities
			Underlying Unexercised		Value of Unexercised In-
			Options/SARs		the-Money Options/SARs
	Securities		at FY-End		at FY-End
	Acquired on	Value	Exercisable/Unexercisable		Exercisable/Unexercisable
Name	Exercise(#)	Realized(US$)	(#)		(#)

Mark Amin	—	—	125,000	1,235,000	—
Michael Burns	—	—	200,000	1,300,000	—
John Dellaverson	—	—	100,000	—	—
Jon Feltheimer	—	—	789,666	1,583,334	—
Marni Wieshofer	—	—	150,000	25,000	—

EQUITY COMPENSATION PLAN INFORMATION FOR FISCAL 2003

      The following table sets forth information regarding outstanding options and shares reserved for future issuance under our equity compensation plans as of March 31, 2003.

Number of Securities
Remaining Available
	Number of Securities		for Future Issuance
	to be Issued Upon	Weighted-Average	Under Equity
	Exercise of	Exercise Price of	Compensation Plans
	Outstanding Options,	Outstanding Options,	(excluding Securities
	Warrants and	Warrants and	Reflected in the First
Plan Category	Rights(#)	Rights(US$)	Column)(#)

Equity compensation plans approved by security holders	8,410,993	2.73	920,257
Equity compensation plans not approved by security holders	—	—	—
Total	8,410,993	2.73	920,257

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT

AND CHANGE-IN-CONTROL ARRANGEMENTS

      During fiscal 2003 we were a party to an employment agreement with each of the Named Executive Officers.

      Jon Feltheimer. We entered into an employment agreement with Mr. Feltheimer effective January 1, 2001, which provides that he will serve as Chief Executive Officer for an initial term that ends March 31, 2004. Mr. Feltheimer’s annual base salary under his agreement is US$750,000. Mr. Feltheimer is also entitled to an annual discretionary bonus determined by the board of directors. In addition, Mr. Feltheimer will receive a stock price bonus of US$1,000,000 if our share price exceeds US$6.00 for a consecutive six-month period during the term. If he terminates his employment for “Good Reason,” which includes a change of control, he will be entitled to continue to receive his annual salary and all other benefits for the remainder of the employment agreement. Upon a change of control, 50% of his unvested options vest immediately if the share price is below US$4.00 and 100% of his options vest immediately if the share price exceeds US$4.00.

      Mark Amin. We entered into an employment agreement with Mr. Amin effective October 13, 2000, which provides that he will serve as our Vice Chairman of the Board and Chairman of CinemaNow, Inc. for an initial term that ends October 13, 2003. The agreement has been extended through April 13, 2006 on the same terms. Mr. Amin’s annual base salary under his agreement is US$500,000 and included a forgiveness of a loan by Trimark of approximately US$795,000. Mr. Amin’s contract has no change of control provision and if terminated without cause he is entitled to a lump sum payment equal to the balance of his compensation under the agreement and his options will continue in full force and effect for the balance of their term.

      Michael Burns. We entered into an employment agreement with Mr. Burns effective April 1, 2002, which provides that he serve as Vice Chairman for an initial one-year term. The agreement entitles him to receive an annual base salary of US$300,000 and a bonus based on certain parameters set by management. Mr. Burns agreement expired March 31, 2003 and its renewal is currently being renegotiated. Mr. Burns currently serves on a month-to-month basis on the same terms.

      John Dellaverson. We entered into an employment agreement with Mr. Dellaverson effective April 1, 2001, which provided that he serve as Executive Vice President for a term that ended April 1, 2003. Mr. Dellaverson’s annual base salary under his agreement was US$300,000. Mr. Dellaverson was also entitled to a bonus of 20% of any amount by which the CineGate joint venture’s net income exceeded US$1.5 million. We entered into a one-year consulting agreement with Mr. Dellaverson effective April 1, 2003 for a fixed compensation of US$250,000.

      Marni Wieshofer. We entered into an employment agreement with Ms. Wieshofer effective August 26, 2000, which provides that she will serve as Chief Financial Officer for an initial term that ends August 26, 2003. Ms. Wieshofer’s annual salary under her agreement is US$310,000. If a change of control occurs all of her options will vest immediately. Ms. Wieshofer’s employment agreement was amended and extended until November 26, 2003 upon the same terms except that Ms. Wieshofer is no longer Chief Financial Officer. Her new title is Executive Vice President, Corporate Development.

SECTION 16(A) BENEFICIAL OWNERSHIP COMPLIANCE

      While Lions Gate was a foreign private issuer, our officers, directors and 10% beneficial owners were exempt from Section 16 of the Securities Exchange Act of 1934. Before the end of fiscal 2001, we became a domestic issuer. Based solely on a review of the copies of such forms we received, or written representations from certain reporting persons that no forms were required for those persons, we believe that during fiscal 2003, all filing requirements were met.

AUDIT COMMITTEE REPORT — COMPENSATION COMMITTEE REPORT

PERFORMANCE GRAPH

      The following Report of the Audit Committee, Report of the Compensation Committee and Performance Graph do not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate the reports or the performance graph by reference in that filing.

REPORT OF THE AUDIT COMMITTEE

      The members of the Audit Committee are each a non-employee member of our board of directors and are independent from our management as defined by the listing standards of the American Stock Exchange. The board of directors has adopted a written charter for the Audit Committee. The Audit Committee oversees our processes related to financial reporting, internal control, auditing and regulatory compliance activities on behalf of our board of directors. The Audit Committee also recommends to the shareholders the selection of independent auditors. Management and our independent auditors are responsible for planning or conducting audits, determining that our financial statements are complete and accurate and are in accordance with generally accepted accounting principles and assuring compliance with applicable laws and regulations and our business conduct guidelines.

      In performing its oversight function, the Audit Committee reviewed and discussed our fiscal year ended March 31, 2003 audited consolidated financial statements with management and the independent auditors. The Audit Committee also discussed with our independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication With Audit Committees, which relates to the conduct of our audit, including our auditors’ judgment about the quality of the accounting principles applied in our fiscal 2003 audited financial statements. The Audit Committee received the written disclosures and the letter from our independent auditors required by Independence Standards Board No. 1, Independence Discussions with Audit Committees, and has discussed with our auditors their independence from management and us. When considering the independent auditors’ independence, we considered whether their provision of services to the Company beyond those rendered in connection with their audit and review of the consolidated financial statements was compatible with maintaining their independence. We also reviewed, among other things, the amount of fees paid to the independent auditors for non-audit services.

      The Audit Committee meets with our independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls and the overall quality of our financial reporting. The Audit Committee held six meetings during fiscal 2003.

      Based upon the reports and discussions described in this report, the Audit Committee recommended to our board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended March 31, 2003 for filing with the Securities and Exchange Commission. The Audit Committee also recommends to the shareholders the re-appointment of Ernst & Young LLP as our independent auditors for fiscal 2004.

The Audit Committee

G. Scott Paterson, Chairman
Gary Newton
Morley Koffman

REPORT OF THE COMPENSATION COMMITTEE

      The Compensation Committee currently consists of Messrs. Amin, Evrensel, Lavelle and Ludwig, each of whom, except for Mr. Amin who is an employee and producer for the Company through a “first-look” arrangement, is a non-employee director. The Compensation Committee determines the Chief Executive Officer’s salary and the equity awards for all executive officers. The Compensation Committee may consider other forms of compensation, both short-term and long-term, in addition to those described below. Our executive compensation program is designed to attract, retain and motivate the senior executive talent required to ensure our success. The program also aims to support the creation of shareholder value and ensure that pay is consistent with performance.

      Base Salary. The Compensation Committee is currently negotiating an employment agreement with Mr. Burns, our Vice Chairman. See “Employment Contracts.” The base compensation of Mr. Feltheimer, our Chief Executive Officer is set forth in his employment agreement whose term extends through March 31, 2004. The Compensation Committee is currently negotiating a renewal of Mr. Feltheimer’s employment agreement. See “Employment Contracts.” In determining the compensation of Messrs. Feltheimer and Burns, the Compensation Committee is considering the relevant executive’s experience and responsibilities, as well as other subjective factors. The Compensation Committee also is considering the relevant executive’s performance in relation to brand and asset value creation, earnings, revenues, share price and debt reduction. Mr. Feltheimer , in consultation with our Compensation Committee established the base compensation paid to our other executives in fiscal 2003.

      Bonus Compensation. The Compensation Committee has not yet approved a cash bonus for Mr. Feltheimer for fiscal 2003. The Compensation Committee approved a cash bonus for Mr. Burns for fiscal 2003 of US$150,000. Mr. Feltheimer, in consultation with our Compensation Committee established the bonus compensation paid to our other executives in fiscal 2003. In awarding bonuses, the Compensation Committee considers the relevant executive’s performance in relation to brand and asset value creation, earnings, revenues, share price and debt reduction.

      Equity-Based Compensation. The Compensation Committee believes in linking long-term incentives to an increase in stock value as it awards stock options at the fair market value or higher on the date of grant that vest over time. The Compensation Committee believes that stock ownership in the Company is a valuable incentive to executives that (1) aligns their interests with the interests of shareholders as a whole, (2) encourages them to manage the Company in a way that seeks to maximize its long-term profitability, and (3) encourages them to remain an employee of the Company. Generally the Employees’ and Directors’ Equity Incentive Plan requires vesting over a three-year period. Some options are also subject to market price targets being met prior to vesting.

      The Deductibility of Executive Compensation. Section 162(m) of the U.S. Internal Revenue Code does not permit us to deduct cash compensation in excess of US$1 million paid to the Chief Executive Officer and the four other most highly compensated executive officers during any taxable year, unless such compensation meets certain requirements. We believe that the Employees’ and Directors’ Equity Incentive Plan complies with the rules under Section 162(m) for treatment as performance-based compensation, allowing us to deduct fully compensation paid to executives under the Employees’ and Directors’ Equity Incentive Plan.

The Compensation Committee

Arthur Evrensel, Co-Chairman
Harald Ludwig, Co-Chairman
Mark Amin
Patrick Lavelle

PERFORMANCE GRAPH

      The following graph compares our cumulative total shareholder return with those of the S&P/TSX Composite Index (formerly known as the TSE 300 Total Return Index) and the TSX Cable and Entertainment Total Return Index (formerly known as the TSE Cable and Entertainment Total Return Index) for the period commencing March 31, 1998 and ending March 31, 2003. All values assume that Cdn$100 was invested on March 31, 1998 in our common shares and each applicable index and all dividends were reinvested. Note: We caution that the stock price performance shown in the graph below should not be considered indicative of potential future stock price performance.

CUMULATIVE TOTAL RETURNS

Assuming an Investment of Cdn$100 and Reinvestment of Dividends

Return of Investment Chart

	TSX Cable &
	Entertainment Total	S&P/TSX Composite
	Return Index	Index	Lions Gate Entertainment

31-Mar-99	179.00	89.00	66.00
31-Mar-00	221.00	129.00	66.00
31-Mar-01	168.00	105.00	38.00
31-Mar-02	158.00	110.00	52.00
31-Mar-03	94.00	91.00	37.00

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      Frank Giustra served as a member of the Compensation Committee during fiscal 2003 and was formerly our Chief Executive Officer. Mr. Giustra’s tenure as Chief Executive Officer ended on March 21, 2000. No member of our Compensation Committee has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.

STATEMENT OF CORPORATE GOVERNANCE PRACTICES

      In February, 1995, the Toronto Stock Exchange Committee on Corporate Governance in Canada issued its final report (the “TSE Report”) that included proposed guidelines for effective corporate governance. These guidelines as amended on March 26, 2002, which are not mandatory, deal with the constitution of boards of directors and board committees, their functions, their independence from management and other means of addressing corporate governance practices. The Toronto Stock Exchange has, in accordance with the recommendation contained in the TSE Report, imposed a disclosure requirement on every listed company incorporated in Canada or a province of Canada to disclose on an annual basis its approach to corporate governance with reference to the guidelines set out in the TSE Report. Our board of directors and senior management consider good corporate governance to be central to the effective and efficient operation of the Company. However, given the history and nature of our development, not all of the recommendations contained in the TSE Report have been followed. Listed below are the 14 guidelines proposed by the TSE Report and a brief discussion of our compliance with the guidelines.

1.	Board should explicitly assume responsibility for stewardship of the Corporation, and specifically for adoption and approval of a strategic planning process, identification of principal risks, succession planning and monitoring, communications policy and integrity of internal control and management information systems.

Our board of directors is responsible for the overall stewardship of the Company, planning, directing, and dealing with issues that are pivotal to determining corporate strategy and direction. The board of directors considers management development and succession programs, strategic business developments such as significant acquisitions, and financing proposals, including the issuance of shares and other securities, as well as those matters requiring board of director’s approval by law.

2.	Majority of directors should be “unrelated” (free from conflicting interest).

Our board of directors currently has eighteen members, of whom nine are independent and unrelated, one is related as a partner to the Canadian Counsel of the Company and four are senior management of the Company and one of its subsidiaries. On July 3, 2003, as permitted by Canadian law, our board resolved to set the number of directors at fifteen for the ensuing year. As a result, a majority of the members of the board of directors are unrelated members.

3.	Disclose for each director on an annual basis whether he or she is related, and how that conclusion was reached.

Our board of directors is made up of:

Mark Amin	Related as employee and producer for the Company through a “first-look” arrangement
Thomas Augsberger	Unrelated
Michael Burns	Related as Vice Chairman
Drew Craig	Unrelated
David Doerksen	Unrelated
Arthur Evrensel	Related as a partner of Heenan Blaikie LLP, Canadian Counsel to the Company
Jon Feltheimer	Related as Chief Executive Officer
Gordon Keep	Related as Senior Vice President and Secretary
Morley Koffman	Unrelated
Patrick Lavelle	Unrelated
André Link	Related as President and as Chief Executive Officer of Lions Gate Films Corp.
Harald Ludwig	Unrelated
Gary Newton	Unrelated
Scott Paterson	Unrelated
Jeff Sagansky	Unrelated
E. Duff Scott	Unrelated
Harry Sloan	Unrelated
Mitchell Wolfe	Unrelated

4.	Appointment of a committee of outside directors, the majority of whom are unrelated, responsible for appointment/ assessment of directors.

Our Corporate Governance and Nominating Committee, comprised of three unrelated directors and one related director, is responsible for reviewing the proposed new members of our board of directors and establishing full criteria for board membership.

5.	Implement a process for assessing the effectiveness of the Board, its Committees and individual directors.

The Corporate Governance and Nominating Committee is responsible for evaluating the performance of our board of directors as a whole, as well as that of the individual members of our board of directors.

6.	Provide orientation and education programs for new directors.

Senior management is responsible for ensuring that there is in place an orientation and education program for new members of our board of directors.

7.	Directors examine the size of the Board and undertake a program to establish a board size that facilitates effective decision-making.

A board of directors must have enough directors to carry out its duties efficiently while presenting a diversity of views and experiences. The board of directors believes that its size and composition of eighteen members reflect diversity and promote effectiveness. The board of directors also believes that for the ensuring year its size and composition of fifteen members reflect diversity and promote effectiveness.

8.	Review the adequacy compensation of directors in light of risks and responsibilities involved in being an effective director.

The board of directors, through its Compensation Committee, periodically reviews the adequacy and form of the compensation of directors.

9.	Committees of the board of directors should generally be composed of outside directors, a majority of whom are unrelated.

Our board of directors currently has an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee, made up of three, four and four of the directors, respectively, all of whom are independent directors, except one member of the Corporate Governance and Nominating Committee and one member of the Compensation Committee.

10.	Appoint a Committee of the board of directors responsible for our approach to corporate governance issues.

Our Corporate Governance and Nominating Committee is composed of four directors, including one related director, and is responsible for developing our overall approach to a corporate governance system that is effective in the discharge of the Company’s obligations to the shareholders.

11.	The Board should develop position descriptions for the Board and for the chief executive officer and the Board should approve or develop corporate objectives which the chief executive officer is responsible for meeting and assess the Chief Executive Officer against these objectives.

To date, the Corporation has not developed position descriptions for the board of directors or the Chief Executive Officer. The board of directors currently sets our annual objectives that become the objectives against which the Chief Executive Officer’s performance is measured.

12.	Implement structures and procedures to enable the Board to function independently of management.

With the board of directors consisting of both related directors and unrelated directors, the board of directors has not been able to function totally independently of executive management. However, in matters that require independence of the board of directors from management, only the unrelated board members take part in the decision-making and evaluation and an in camera session occurs at the end of our board meetings in which the related directors are excused.

13.	Establish an Audit Committee of the board of directors composed only of unrelated directors with a specifically defined mandate (all members should be financially literate and non-management directors).

The Audit Committee is composed of three directors, all of who are financially literate and independent directors. The Audit Committee has direct communication channels with the external auditors. See “Report of the Audit Committee,” at page 20.

14.	Implement a system to enable individual directors to engage outside advisors, at Corporation’s expense.

The Corporate Governance and Nominating Committee can authorize any individual director to engage an outside advisor in appropriate circumstances.

CERTAIN TRANSACTIONS

      Jon Feltheimer, our Chief Executive Officer and a director, and Michael Burns, our Vice Chairman and a director, each hold options to purchase common stock of CinemaNow, Inc., our 55% owned subsidiary, and have served on its board of directors since February 2000. The options each of Mr. Feltheimer and Mr. Burns own, which vest over a three-year term commencing March 1, 2000 (85% of which have now vested), are exercisable for less than 1% of the common stock of CinemaNow.

      During the quarter ending March 31, 2003, we purchased US$0.4 million of Series C convertible preferred shares of CinemaNow as part of CinemaNow’s round of financing. The round of financing and conversion of a debenture decreased our economic and voting interest in CinemaNow from 63% to 55%. In addition, Mark Amin, our Vice Chairman of the Board and a director, Scott Paterson, a director, Harry Sloan, a director, Michael Burns, Jon Feltheimer, and Gordon Keep, our Senior Vice President and Secretary and a director, each purchased Series C convertible preferred shares of CinemaNow on substantially the same terms and conditions upon which we purchased our shares. Scott Paterson, Harry Sloan, Michael Burns, Jon Feltheimer and Gordon Keep each own less than 1% of the outstanding convertible preferred stock of CinemaNow. Mark Amin owns 4.4% of the outstanding Series C convertible preferred shares of CinemaNow and 1.89% of all of the convertible preferred shares of CinemaNow.

      In June 2003, we sold 16,201,056 common shares at US$2.05 per share in a public offering. Of the US$30.2 million net proceeds, after deducting underwriting discounts and commissions and offering expenses payable by us, we used US$18.09 million to repurchase 4,028 shares of our Series A preferred shares from SBS Broadcasting S.A. and 4,012 shares of our Series A preferred shares from Telmunchen Fernseh GmbH & Co.

      We have a Registration Rights Agreement with Mr. Mark Amin and Mr. Reza Amin, pursuant to which we have agreed to file registration statements covering our securities owned by them. As of May 12, 2003,Mark Amin and Reza Amin had the right to demand up to two registration statements. In addition, we gave these shareholders various piggyback registration rights, which Mark Amin exercised to be included as a selling shareholder in our June public offering whereby he sold 960,844 common shares. In general, we will pay all fees, costs and expenses of any such registration statements. For the June offering we paid approximately US$1,000,000 in fees, costs and expenses. Based on his proportional number of shares sold in the offering, US$59,300, or 5.93%, was paid on behalf of Mark Amin.

      Mark Amin, our Vice Chairman of the Board and owner of all of our Series B preferred shares, entered into a Registration Rights Agreement with us as of June 6, 2000. Pursuant to that agreement, Mr. Amin sold 960,844 common shares at US$2.05 per share in our June 2003 public offering.

      Michael Burns, our Vice Chairman, owns approximately a 40% interest in Ignite, LLC, which has entered into an agreement with us dated February 15, 2001 and amended on May 13, 2002. This agreement provides that Ignite would be paid a producer’s fee and 15% of our Adjusted Gross Receipts for any project produced by us and developed through a development fund financed by Ignite.

      On April 16, 2002, we lent to James Keegan, our Chief Financial Officer and Chief Administrative Officer, US$66,667 as part of the employment agreement entered into with Mr. Keegan at that date. All interests, stock and options held by Mr. Keegan in a certain company are pledged as collateral. The loan bears interest at a rate equal to our actual cost of funds. The loan is repayable upon the earlier of four years from April 16, 2002 or our termination of Mr. Keegan.

      Except as disclosed herein, none of our directors or officers, or affiliates of such persons, have or have had any material interest, direct or indirect, in any transaction since the commencement of our last completed fiscal year, or in any proposed transaction, which in either such case has materially affected or will materially affect us or any of our subsidiaries.

      We are not aware of any conflicts of interest or other risks associated with any of the above transactions.

ACCOUNTANT’S FEES

      During fiscal 2003, we retained our principal accountant, Ernst & Young LLP, to provide services in the following categories and approximate amounts:

• Audit Fees:	US$	1,058,000
• Financial Information Systems Design and Implementation Fees:		—
• All Other Fees (consists primarily of accounting consulting, SEC filing support and other operational consulting support):	US$	407,000

      The Audit Committee determined that Ernst & Young LLP’s provision of non-audit services was compatible with maintaining Ernst & Young LLP’s independence.

OTHER BUSINESS

      Our board of directors knows of no other business to be brought before the annual general and extraordinary meeting. If, however, any other business should properly come before the annual general and extraordinary meeting, the persons named in the accompanying proxy will vote proxies as in their discretion they may deem appropriate, unless they are directed by a proxy to do otherwise.

By order of the Board of Directors,

/s/ ANDRÉ LINK

André Link
Chairman of the Board

Vancouver, British Columbia

August 6, 2003

APPENDIX A

AMENDMENT TO ARTICLES OF THE COMPANY

LIONS GATE ENTERTAINMENT CORP.
(the “Company”)
MEMBER SPECIAL RESOLUTION

ALTERATION TO ARTICLES

      WHEREAS:

(i) on June 9, 2003, the Company completed a public offering of its common shares at a price to the public of US$2.05 (the “Offering”);

(ii) the holders of the Company’s 5.25% Convertible Redeemable Preferred Shares, Series A shares (the “Series A”) agreed to waive their right to adjust their conversion price from US$2.55 to US$2.05 upon closing of the Offering on the condition that the Company amend its articles as set out below;

(iii) it is expedient to alter the articles of the Company;

      BE IT RESOLVED, as a special resolution, that the articles of the Company be amended by deleting therefrom Article 26.7 (a) in its entirety and by replacing it with a new Article 26.7 (a) as follows:

26.7	(a) At the option of the holder of any Series A Preferred Shares, such holder shall have the right, at any time prior to their redemption, by written notice to the Company, to convert all, but not less than all, of the Series A Preferred Shares owned by such holder into the number of Common Shares determined by dividing the aggregate Issue Price of such holder’s Series A Preferred Shares by the Conversion Price then in effect. For the purposes of this Section 26.7, the “Conversion Price” means the price at which Series A Preferred Share shall convert into Common Shares, which initially shall be US$2.30 per Common Share. The Company shall at all times reserve and keep available out of its authorized but unissued Common Shares, solely for the purpose of effecting the conversion of the Series A Preferred Shares, such number of Common Shares as shall be sufficient to effect the conversion of all outstanding Series A Preferred Shares.

A-1

APPENDIX B

LIONS GATE ENTERTAINMENT CORP.

EMPLOYEES’ AND DIRECTORS’ EQUITY INCENTIVE PLAN
(AS PROPOSED TO BE AMENDED)

PART 1 — INTRODUCTION

1.1 Purpose

      The purpose of the Plan is to secure for the Company and its shareholders the benefits of incentive inherent in share ownership by the directors and key employees of the Company and its affiliates who, in the judgment of the Board, will be largely responsible for its future growth and success. It is generally recognized that share plans of the nature provided for herein aid in retaining and encouraging employees and directors of exceptional ability because of the opportunity offered them to acquire a proprietary interest in the Company.

1.2 Definitions

      (a) “AFFILIATE” has the meaning set forth in Section 1(2) of the Securities Act (British Columbia), as amended.

      (b) “ASSOCIATE” has the meaning assigned to it in the Securities Act (Ontario), as amended.

      (c) “BOARD” means the board of directors of the Company.

      (d) “COMPANY” means Lions Gate Entertainment Corp., a company continued under the laws of the Province of British Columbia.

      (e) “ELIGIBLE DIRECTOR” means a director of the Company or any Affiliate thereof who is, as such, eligible for participation in the Plan.

      (f) “ELIGIBLE EMPLOYEE” means a key employee (including an employee who is an officer and director) of the Company or any Affiliate thereof, whether or not he has a written employment contract with the Company, determined by the Board as an employee eligible for participation in the Plan. “Eligible Employee” shall include Service Providers eligible for participation in the Plan as determined by the Board.

      (g) “EXCHANGE ACT” means the United States Securities Exchange Act of 1934, as amended.

      (h) “FAIR MARKET VALUE” means, with respect to a Share subject to Option, the weighted average price of the Shares on the Stock Exchange for the five days on which Shares were traded immediately preceding the date in respect of which Fair Market Value is to be determined. If the Shares are not listed and posted for trading on a Stock Exchange on such day, the Fair Market Value shall be such price per Share as the Board, acting in good faith, may determine.

      (i) “FOREIGN PRIVATE ISSUER” has the meaning assigned to it in the rules promulgated under the Exchange Act.

      (j) “INSIDER” has the meaning assigned to it in the Securities Act (Ontario), as amended (other than a person who falls within the that definition by virtue of being a director or senior officer of a subsidiary of the Company).

      (k) “OPTION” means an option granted under the terms of the Share Option Plan.

      (l) “OPTION PERIOD” means the period during which an Option may be exercised.

      (m) “OPTIONEE” means an Eligible Employee or Eligible Director to whom an Option has been granted under the terms of the Share Option Plan.

      (n) “PARTICIPANT” means, in respect of any Plan, an Eligible Employee or Eligible Director who participates in such Plan.

      (o) “PLAN” means, collectively the Share Option Plan, the Share Bonus Plan and the Share Purchase Plan and “Plan” means any such plan as the context requires.

      (p) “SERVICE PROVIDER” means a person or company engaged to provide ongoing management or consulting services for the Company or for any Affiliate of the Company.

      (q) “SHARE BONUS PLAN” means the plan established and operated pursuant to Part 3 and Part 5 hereof.

      (r) “SHARE OPTION PLAN” means the plan established and operated pursuant to Part 2 and Part 5 hereof.

      (s) “SHARE PURCHASE PLAN” means the plan established and operated pursuant to Part 4 and Part 5 hereof.

      (t) “SHARES” means the common shares of the Company.

      (u) “STOCK EXCHANGE” means the principal stock exchange upon which the Shares are listed or upon which the Shares have been approved for listing.

PART 2 — SHARE OPTION PLAN

2.1 Participation

      Options shall be granted only to Eligible Employees and Eligible Directors.

2.2 Administration of Share Option Plan

      (a) The Share Option Plan shall be administered by the Board and the Board shall determine and designate, from time to time, the individuals to whom awards shall be made, the amount of the awards and the other terms and conditions of the awards. In determining the number or value of Options to be granted, the Board shall consider the Optionee’s present and potential contribution to the success of the Company and the prevailing policies of the Stock Exchange.

      (b) Subject to the provisions of the Share Option Plan and to obtaining the approval of the Stock Exchange, where required, the Board may, from time to time, adopt and amend rules and regulations relating to administration of the Share Option Plan, advance any vesting or waiting period, accelerate any exercise date, waive or modify any restriction applicable to Shares (except those restrictions imposed by law or the rules and policies of the Stock Exchange) and make all other determinations, in the judgment of the Board, necessary or desirable for the administration of the Share Option Plan. The interpretation and construction of the provisions of the Plan and related agreements by the Board shall be final and conclusive. The Board may correct any defect or supply any omission or reconcile any inconsistency in the Share Option Plan or in any related agreement in the manner and to the extent it shall deem expedient to carry the Share Option Plan into effect, and it shall be the sole and final judge of such expediency.

2.3 Price

      The exercise price per Share of any Option shall be not less than one hundred per cent (100%) of the Fair Market Value on the date of grant.

2.4 Grant of Options

      The Board may at any time authorize the granting of Options to such Eligible Employees and Eligible Directors as it may select for the number of Shares that it shall designate, subject to the provisions of the Share Option Plan. When the grant is authorized, the Board shall specify the date of grant.

      Each Option granted to an Eligible Employee or to an Eligible Director shall be evidenced by a stock option agreement with terms and conditions consistent with the Share Option Plan and as approved by the Board (which terms and conditions need not be the same in each case and may be changed from time to time, subject to the approval of any material changes by the Stock Exchange).

2.5 Terms of Options

      Unless otherwise determined by the Board, the Option Period shall be five years from the date such Option is granted, provided however that:

(a) in no event shall the Option Period exceed ten years from the date such Option is granted; and

(b) the Option Period may thereafter be reduced with respect to any Option as provided in Section 2.8 hereof in respect of the termination of employment or death of the Optionee.

      Unless otherwise determined from time to time by the Board, Options may be exercised (in each case to the nearest full Share) during the Option Period as follows:

(a) commencing on the last day of the first year of the Option Period, the Optionee may purchase up to 33 1/3% of the total number of Shares reserved for issuance pursuant to his or her Option;

(b) commencing on the last day of the second year of the Option Period, the Optionee may purchase up to 33 1/3% of the total number of shares reserved for issuance pursuant to his or her Option plus any Shares not purchased in accordance with the preceding subsection (a); and

(c) commencing on the last day of the third year of the Option Period, the Optionee may purchase up to 33 1/3% of the total number of Shares reserved for issuance pursuant to his or her Option plus any Shares not purchased in accordance with the preceding subsections (a) and (b).

      Except as set forth in Section 2.8, no Option may be exercised unless the Optionee is at the time of such exercise:

(a) in the case of an Eligible Employee, in the employ of the Company or an Affiliate and shall have been continuously so employed since the grant of his Option, but absence on leave, having the approval of the Company or such Affiliate, shall not be considered an interruption of employment for any purpose of the Share Option Plan; or

(b) in the case of an Eligible Director, a director of the Company or an Affiliate and shall have been such a director continuously since the grant of his Option.

      The exercise of any Option will be contingent upon receipt by the Company of cash payment of the full purchase price of the Shares being purchased. No Optionee or his legal representatives or legatees will be, or will be deemed to be, a holder of any Shares subject to an Option, unless and until certificates for such Shares are issued to him or them under the terms of the Share Option Plan.

      Subject to the foregoing provisions, the Board shall be authorized to amend, with retroactive effect and with the consent of the recipient of the award, the Option Period in respect of any Option previously granted, provided however, that in the case of any Optionee who is an insider of the Company, any such amendment of the Option Period shall be subject to the consent of the Stock Exchange.

2.6 Share Appreciation Right

      A Participant may, if at any time determined by the Board, have the right (the “Right”), when entitled to exercise an Option, to terminate such Option in whole or in part (the “Terminated Option”) by notice in writing to the Company and, in lieu of receiving the Shares (the “Option Shares”) to which the Terminated Option relates, to receive the number of Shares, disregarding fractions, which is equal to the quotient obtained by:

(a) subtracting the Option exercise price per Share from the Fair Market Value per Share on the day immediately prior to the exercise of the Right and multiplying the remainder by the number of Option Shares; and

(b) dividing the product obtained under (a) by the Fair Market Value per Share on the day immediately prior to the exercise of the Right.

      If a Right is granted in connection with an Option, it is exercisable only to the extent and on the same conditions that the related Option is exercisable.

2.7 Lapsed Options

      If Options are surrendered, terminated or expire without being exercised in whole or in part, new Options may be granted covering the Shares not purchased under such lapsed Options, subject in the case of the cancellation of an Option in connection with the grant of a new Option to the same person on different terms, to the consent of the Stock Exchange.

2.8 Effect of Termination of Employment or Death

IF AN OPTIONEE:

      (a) dies while employed by or while a director of the Company or its Affiliate, any Option held by him at the date of death shall become exercisable in whole or in part, but only by the person or persons to whom the Optionee’s rights under the Option shall pass by the Optionee’s will or applicable laws of descent and distribution. All such Options shall be exercisable only to the extent that the Optionee was entitled to exercise the Option at the date of his death and only for six months after the date of death or prior to the expiration of the Option Period in respect thereof, whichever is sooner unless otherwise determined by the Board;

      (b) ceases to be employed by or act as a director of the Company or its Affiliate for cause, no Option held by such Optionee will, unless otherwise determined by the Board, be exercisable following the date on which such Optionee ceases to be so employed or ceases to be a director, as the case may be; or

      (c) ceases to be employed by or act as a director of the Company or any of its Affiliates for any reason other than for cause, then any Option held by such Optionee at the effective date thereof shall become exercisable in whole or in part for a period of up to six months unless otherwise determined by the Board.

2.9 Effect of Takeover Bid

      If a bona fide offer (the “Offer”) for Shares is made to the Optionee or to shareholders generally or to a class of shareholders which includes the Optionee, which Offer, if accepted in whole or in part, would result in the offeror exercising control over the Company within the meaning of subsection 1(3) of the Securities Act (Ontario) (as amended from time to time), then the Company shall, immediately upon receipt of notice of the Offer, notify each Optionee currently holding an Option of the Offer, with full particulars thereof, whereupon, notwithstanding Section 2.5 hereof, such Option may be exercised in whole or in part by the Optionee so as to permit the Optionee to tender the Shares received upon such exercise (the “Optioned Shares”) pursuant to the Offer.

2.10 Effect of Amalgamation or Merger

      If the Company amalgamates or merges with or into another corporation, any Shares receivable on the exercise of an Option shall be converted into the securities, property or cash which the Participant would have received upon such amalgamation or merger if the Participant had exercised his Option immediately prior to the record date applicable to such amalgamation or merger, and the option price shall be adjusted appropriately by the Board and such adjustment shall be binding for all purposes of the Share Option Plan. Any such adjustment shall be in accordance with regulatory policies.

2.11 Adjustment in Shares Subject to the Plan

      If there is any change in the Shares through the declaration of stock dividends of Shares or consolidations, subdivisions or reclassification of Shares, or otherwise, the number of Shares available under the Share Option Plan, the Shares subject to any Option, and the Option price thereof shall be adjusted appropriately by the Board and such adjustment shall be effective and binding for all purposes of the Share Option Plan.

2.12 Loans to Employees

      Subject to applicable law, the Board may at any time authorize the Company to loan money to an Eligible Employee, on such terms and conditions as the Board may reasonably determine, to assist such Eligible Employee to exercise an Option held by him or her. Such terms and conditions shall include, in any event, interest at prevailing market rates, a term not in excess of one year, and security in favour of the Company represented by that number of Shares issued pursuant to the exercise of an Option in respect of which such loan was made which equals the loaned amount divided by the Fair Market Value of the Shares on the date of exercise of the Option, or equivalent security, which security may be granted on a non-recourse basis.

2.13 Transfer of Options

      Options are non-transferable except by will or by the laws of descent and distribution.

PART 3 — SHARE BONUS PLAN

3.1 Participants

      The Board shall have the right, subject to Section 3.2, to issue or reserve for issuance, for no cash consideration, to any Eligible Employee any number of Shares as a discretionary bonus subject to such provisos and restrictions as the Board may determine.

3.2 Number of Shares

      The aggregate maximum number of Shares that may be issued and/or allocated for issuance pursuant to Section 3.1 will be limited to 250,000 Shares. Shares reserved for issuance and issued under the Share Bonus Plan shall be subject to the limitations set out in Section 5.1.

      The Board, in its absolute discretion, shall have the right to reallocate any of the Shares reserved for issuance under the Share Bonus Plan for future issuance under the Share Option Plan or the Share Purchase Plan and, in the event that any Shares specifically reserved under the Share Bonus Plan are reallocated to the Share Option Plan or the Share Purchase Plan, as the case may be, the aggregate maximum number of Shares reserved under the Share Bonus Plan will be reduced to that extent. In no event will the number of Shares allocated for issuance under the Share Bonus Plan exceed 250,000 Shares.

3.3 Necessary Approvals

      The obligation of the Company to issue and deliver any Shares pursuant to an award made under the Share Bonus Plan will be subject to all necessary approvals of any securities regulatory authority having jurisdiction over the Shares.

PART 4 — SHARE PURCHASE PLAN

4.1 Participants

      Participants in the Share Purchase Plan will be Eligible Employees who have been continuously employed by the Company or any of its Affiliates on a full-time basis for at least 12 consecutive months and who have been designated by the Board as participants in the Share Purchase Plan (“Share Purchase Plan Participants”). The Board shall have the right, in its absolute discretion, to waive such 12-month period or to refuse any Eligible Employee or group of Eligible Employees the right of participation or continued participation in the Share Purchase Plan.

4.2 Election to Participate in the Share Purchase Plan and Participant’s Contribution

      Any Share Purchase Plan Participant may elect to contribute money (the “Participant’s Contribution”) to the Share Purchase Plan in any calendar year if the Share Purchase Plan Participant delivers to the Company a written direction in form and substance satisfactory to the Company authorizing the Company to deduct from the Share Purchase Plan Participant’s salary, in equal installments, the Participant’s Contribu-

tion. Such direction will remain effective until revoked in writing by the Share Purchase Plan Participant or until the Board terminates or suspends the Share Purchase Plan, whichever is earlier.

      The Share Purchase Plan Participant’s Contribution shall not exceed 10% of the Share Purchase Plan Participant’s basic annual salary from the Company and its Affiliates at the time of delivery of the direction, before deductions, exclusive of any overtime pay, bonuses or allowances of any kind whatsoever (the “Basic Annual Salary”). In the case of a Share Purchase Plan Participant for whom the Board has waived the 12-month employment requirement, the Share Purchase Plan Participant’s Contribution shall not exceed 10% of his Basic Annual Salary from the Company and its Affiliates at the time of delivery of the direction, prorated over the remainder of the calendar year, before deductions and exclusive of any overtime pay, bonuses or allowances of any kind whatsoever.

4.3 Company’s Contribution

      Immediately prior to the date any Shares are issued to a Share Purchase Plan Participant in accordance with Section 4.4, the Company will credit the Share Purchase Plan Participant with, and thereafter hold in trust for the Share Purchase Plan Participant, an amount (the “Company’s Contribution”) equal to the Participant’s Contribution then held in trust by the Company.

4.4 Issue of Shares

      On March 31, June 30, September 30 and December 31 in each calendar year the Company will issue to each Share Purchase Plan Participant fully paid and non-assessable Shares, disregarding fractions, which is equal to the aggregate amount of the Participant’s Contribution and the Company’s Contribution divided by the Issue Price. For the purposes of this Section 4.4, “Issue Price” means the weighted average price of the Shares on the Stock Exchange, for the 5-day period immediately preceding the date of issuance. If the Shares are not traded on a Stock Exchange on the date of issuance, the Issue Price shall be such price per Share as the Board, acting in good faith, may determine.

      The Company shall hold any unused balance of the Participant’s Contribution for a Share Purchase Plan Participant until used in accordance with the Share Purchase Plan.

4.5 Delivery of Shares

      As soon as reasonably practicable following each issuance of Shares to a Share Purchase Plan Participant pursuant to Section 4.4, the Company will cause to be delivered to the Share Purchase Plan Participant a certificate in respect of such Shares provided that, if required by applicable law or the rules and policies of the Stock Exchange, a restrictive legend shall be inscribed on the certificate, which legend shall state that the Shares shall not be transferable for such period as may be prescribed by law or by any regulatory authority or Stock Exchange.

4.6 Effect of Termination of Employment or Death

      If a Participant ceases to be employed by the Company or any of its Affiliates for any reason or receives notice from the Company of the termination of his or her employment, the Share Purchase Plan Participant’s participation in the Share Purchase Plan will be deemed to be terminated and any portion of the Participant’s Contribution then held in trust shall be paid to the Share Purchase Plan Participant or his estate or successor as the case may be.

4.7 Effect of Amalgamation or Merger

      If the Company amalgamates or merges with or into another corporation, each Share Purchase Plan Participant to whom Shares are to be issued will receive, on the date on which any Shares would otherwise have been delivered to the Share Purchase Plan Participant in accordance with Section 4.5, the securities, property or cash to which the Share Purchase Plan Participant would have been entitled on such amalgamation, consolidation or merger had the Shares been issued immediately prior to the record date of such amalgamation or merger.

PART 5 — GENERAL

5.1 Number of Shares

      The aggregate number of Shares that may be reserved for issuance under the Plan shall not exceed 9,000,000 Shares inclusive of those Shares reserved under the Share Bonus Plan pursuant to Section 3.2. In addition, except with the prior approval of shareholders, other than Insiders and their Associates, holding a majority of the Company’s issued and outstanding Shares (a “Disinterested Shareholder Approval”), the aggregate number of Shares:

(a) that may be reserved for issuance to Insiders for options granted under the Plan shall not exceed 10% of the Company’s outstanding issue from time to time;

(b) that may be issued to Insiders for options granted under the Plan within any one-year period shall not exceed 10% of the Company’s outstanding issue from time to time; and

(c) that may be issued to any one Insider and his or her Associates for options granted under the Plan within any one-year period shall not exceed 5% of the Company’s outstanding issue from time to time.

      In no event will the number of Shares at any time reserved for issuance to any Participant exceed 5% of the Company’s outstanding issue from time to time.

      For the purposes of this Section 5.1, “outstanding issue” means the total number of Shares, on a non-diluted basis, that are issued and outstanding as of the date that any Shares are issued or reserved for issuance pursuant to an award under the Plan to an Insider or such Insider’s Associates, excluding any Shares issued under the Plan during the immediately preceding 12 month period.

5.2 Transferability

      Any benefits, rights and options accruing to any Participant in accordance with the terms and conditions of the Plan shall not be transferable unless specifically provided herein. During the lifetime of a Participant all benefits, rights and options may only be exercised by the Participant.

5.3 Employment

      Nothing contained in any Plan shall confer upon any Participant any right with respect to employment or continuance of employment with the Company or any, Affiliate, or interfere in any way with the right of the Company or any Affiliate to terminate the Participant’s employment at any time. Participation in any Plan by a Participant is voluntary.

5.4 Record Keeping

      The Company shall maintain a register in which shall be recorded:

(a) the name and address of each Participant;

(b) the Plan or Plans in which the Participant participates;

(c) any Participant’s Contributions;

(d) the number of unissued Shares reserved for issuance pursuant to an Option or pursuant to an award made under the Share Bonus Plan in favour of a Participant; and

(e) such other information as the Board may determine.

5.5 Necessary Approvals

      The obligation of the Company to sell and deliver Shares in accordance with the Plan is subject to the approval of any Stock Exchange or governmental authority having jurisdiction in respect of the Shares which may be required in connection with the authorization, issuance or sale of such Shares by the Company. If any Shares cannot be issued to any Participant for any reason including, without limitation, the failure to obtain such approval, the obligation of the Company to issue such Share shall terminate and any Participant’s Contribution or option price paid to the Company shall be returned to the Participant.

5.6 Income Taxes

      As a condition of, and prior to participation in, the Plan, a Participant shall, at the Company’s request, authorize the Company in writing to withhold from any remuneration or consideration whatsoever payable to such Participant hereunder, any amounts required by any taxing authority to be withheld for taxes of any kind as a consequence of such participation in the Plan.

5.7 Amendments to Plan

      The Board may amend, modify or terminate the Plan at any time if and when it is advisable in the absolute discretion of the Board, subject to the approval of any changes by the Stock Exchange. However, any amendment of such Plan which would:

(a) materially increase the benefits under the Plan;

(b) materially increase the number of Shares which would be issued under the Plan; or

(c) materially modify the requirements as to eligibility for participation in the Plan;

shall be effective only upon the approval of the shareholders of the Company and, if required, the approval of any regulatory body having jurisdiction over the Shares and any Stock Exchange. Except as expressly otherwise provided herein, however, no change in an award already granted under the Plan shall be made without the written consent of the recipient of such award.

5.8 No Representation or Warranty

      The Company makes no representation or warranty as to the future market value of any Shares issued in accordance with the provisions of the Plan.

5.9 Foreign Private Issuer Status

      If, and for so long as, the Company is not a Foreign Private Issuer or if the directors and officers of the Company otherwise become subject to Section 16 of the Exchange Act, then notwithstanding any provision of the Plan to the contrary:

(a) the Plan shall be administered by the entire Board or a committee consisting of two or more persons (the “Committee”) appointed by the Board, each of whom is a “Non-Employee Director”, as such term is defined, from time to time, in Rule 16b-3 under the Exchange Act;

(b) the Committee shall determine and designate, from time to time, the individuals to whom awards shall be made hereunder, the amount of the awards and the other terms and conditions of such awards;

(c) the Board may, subject to Subsection 5.9(b) and Section 5.7, amend or modify the Plan to the extent that the Board, based upon the advice of legal counsel, considers necessary or desirable to bring the Plan into compliance with Rule 16b-3 under the Exchange Act.

5.10 Compliance with Applicable Law, Etc.

      If any provision of the Plan or any agreement entered into pursuant to the Plan contravenes any law or any order, policy, by-law or regulation of any regulatory body or Stock Exchange having authority over the Company or the Plan then such provision shall be deemed to be amended to the extent required to bring such provision into compliance therewith.

PROXY

LIONS GATE ENTERTAINMENT CORP.

SUITE 3123, THREE BENTALL CENTRE
595 BURRARD STREET, VANCOUVER, BRITISH COLUMBIA, V7X 1J1

THIS PROXY IS SOLICITED ON BEHALF OF THE COMPANY’S BOARD OF DIRECTORS

COMMON SHARES

     The undersigned holder of Common Shares of Lions Gate Entertainment Corp., a British Columbia company (the “Company”), hereby appoints André Link and Gordon Keep, and each of them, or in the place of the foregoing, __________________ (print name), as proxies for the undersigned, each with full power of substitution, for and in the name of the undersigned to act for the undersigned and to vote, as designated on the reverse, all of the Common Shares of the Company that the undersigned is entitled to vote at the 2003 Annual Meeting of Shareholders of the Company, to be held at the Fairmont Waterfront Hotel, Waterfront Ballroom A, 900 Canada Place Way, Vancouver, British Columbia on Friday, September 12, 2003, beginning at 10:00 a.m., local time, or at any adjournments or postponements thereof.

(Continued, and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲ Detach here from proxy voting card. ▲

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” ALL OF THE PROPOSALS	Mark Here for Address Change or Comments	☐
PLEASE SEE REVERSE SIDE

		FOR	WITHHELD FOR ALL
1.	Election of Directors Nominees:	☐	☐

01 Michael Burns	08 André Link
02 Drew Craig	09 Harald Ludwig
03 Arthur Evrensel	10 Gary Newton
04 Jon Feltheimer	11 G. Scott Paterson
05 Gordon Keep	12 Jeff Sagansky
06 Morley Koffman	13 Harry Sloan
07 Patrick Lavelle	14 Mitchell Wolfe

Withheld for the nominees you list below: (Write that nominee’s name in the space provided below. )

			FOR	AGAINST	ABSTAIN
ITEM 2	–	PROPOSAL TO ADOPT AN AMENDMENT TO THE ARTICLES OF THE COMPANY.	☐	☐	☐
			FOR	WITHHELD
ITEM 3	–	PROPOSAL TO RATIFY THE RE-APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT AUDITORS FOR THE COMPANY.	☐	☐

			FOR	AGAINST	ABSTAIN
ITEM 4	–	PROPOSAL TO INCREASE OF THE NUMBER OF COMMON SHARES RESERVED FOR ISSUANCE UNDER OUR EMPLOYEES’ AND DIRECTORS’ EQUITY INCENTIVE PLAN BY 1,068,750 COMMON SHARES.	☐	☐	☐

ITEM 5	–	IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING

The undersigned hereby acknowledges receipt of (i) the Notice of Annual Meeting, (ii) the Proxy Statement and (iii) the Company’s 2003 Annual Report to Shareholders.

IMPORTANT: Please sign exactly as your name appears hereon and mail it promptly even though you may plan to attend the meeting. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature	Signature	Date

PLEASE MARK, SIGN AND DATE THIS PROXY CARD AND PROMPTLY RETURN IT IN THE ENVELOPE PROVIDED.

▲ Detach here from proxy voting card. ▲

SUPPLEMENTAL RETURN CARD

TO:	REGISTERED AND NON-REGISTERED SHAREHOLDERS OF
LIONS GATE ENTERTAINMENT CORP. (the “Company”)

National Instrument 54-102, Interim Financial Statement and Report Exemption provides shareholders with the opportunity to elect annually to have their name added to an issuer’s SUPPLEMENTAL MAILING LIST in order to receive interim financial statements of the Company. If you are interested in receiving such statements, please complete, sign and mail this form to CIBC Mellon Trust Company, P.O. Box 1900, Vancouver, British Columbia, V6C 3K9.

I CERTIFY THAT I AM A REGISTERED/ NON-REGISTERED

(Please Circle)

SHAREHOLDER OF

LIONS GATE ENTERTAINMENT CORP.

Signature	Name of Shareholder (Please Print)

Date	Address

Address

Address

Postal Code